InnerWorkings Announces Second Quarter 2019 Results
Highest quarterly profitability in nearly two years; Raising EBITDA guidance
$135M in new business awarded to date in 2019

CHICAGO, IL - August 8, 2019 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three and six months ended June 30, 2019. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“We have taken bold steps to improve our profitability, including sustainable cost actions and optimizing our client relationships to ensure they meet our return thresholds. These actions have given us greater confidence in our profitability expectations for this year, enabling us to raise our EBITDA guidance range,” said Chief Executive Officer Rich Stoddart. “We expect to ramp more new revenue in the second half of 2019 on the back of record year-to-date contract signings as well as onboarding additional revenue from the recently announced acquisition of Madden Communications' marketing execution business.”

Financial and Business Highlights

•
Gross revenue was $284.1 million in the second quarter of 2019, an increase of 1% compared to $282.0 million in the second quarter of 2018. Excluding currency impact, second quarter gross revenue increased 3% compared to the same period of last year.

•
Gross profit (net revenue) was $69.1 million, or 24.3% of gross revenue in the second quarter of 2019, compared to $64.9 million, or 23.0% of gross revenue, in the same period of last year. Second quarter gross profit (net revenue) increased 6% over the prior period and 8% excluding currency impact.

•	Net loss for the second quarter of 2019 was $(1.2) million, or $(0.02) per diluted share, compared to net loss of $(0.3) million, or $(0.01) per diluted share in the second quarter of 2018.

•
Non-GAAP diluted earnings per share for the second quarter of 2019 was $0.06, compared to $0.01 in the second quarter of 2018. Year-to-date non-GAAP diluted earnings per share was $0.07, compared to a loss of $(0.01) in the same period of 2018.

•
Adjusted EBITDA was $13.6 million in the second quarter of 2019, compared to $8.2 million in the second quarter of 2018. Year-to-date adjusted EBITDA was $20.2 million, an increase of 30% compared to the same period of 2018.

•
Additional work from new and existing clients awarded to date in 2019 amounts to approximately $135 million of annual revenue at full run-rate. The latest of these wins includes a major expansion of our relationship with a global sportswear company and a new partnership supporting one of the world's leading beverage brands.

•
The acquisition of Madden Communications' marketing execution business on August 1, 2019 adds to InnerWorkings' capabilities in logistics and creative services and brings key clients in the beer, wine, and spirits vertical.

“Our second quarter adjusted EBITDA was more than twice the amount generated in the first quarter, reaching the highest level in almost 2 years,” said Don Pearson, Chief Financial Officer. “We expect to show positive momentum in the second half of 2019 as we begin to realize the benefits of our $15 million cost reduction plan announced in March. We expect to realize a minimum of $3 million in cost savings from the annual run rate of at least $9 million in cost savings initiatives being actioned this year, with the balance to be actioned next year. Looking further ahead, we expect the realization of these benefits combined with the high quality revenue of recent client wins to provide significant sustainable profitable growth in 2020 and beyond.”

Outlook

The Company is maintaining its revenue and non-GAAP diluted earnings per share guidance and raising its adjusted EBITDA guidance for 2019. Revenue is expected to be in a range of $1.15 to $1.18 billion, which represents growth of 3% to 5% compared to 2018. Adjusted EBITDA is expected to be in a range of $44 to $47 million, which compares to prior guidance of $42 to $46 million. Non-GAAP diluted earnings per share guidance for 2019 is expected to be $0.20 to $0.24.

Conference Call

Rich Stoddart, Chief Executive Officer, and Don Pearson, Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: adjusted EBITDA, non-GAAP diluted earnings per share and constant currency revenue. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. With respect to constant currency, we believe such presentation allows investors to measure our financial performance exclusive of foreign currency exchange fluctuations more clearly. Constant currency revenue is calculated by retranslating current period revenue at a consistent rate with the prior period results. This approach is based on the pricing currency for each country, which is typically the functional currency. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of adjusted EBITDA, non-GAAP diluted earnings per share, and constant currency included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,000 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue	$284,053	$281,967	$551,291	$556,506
Cost of goods sold	214,986	217,096	421,029	425,568
Gross profit	69,067	64,871	130,262	130,938
Operating expenses:
Selling, general and administrative expenses	58,661	59,002	114,466	120,169
Depreciation and amortization	3,233	3,514	5,849	7,173
Restructuring charges	3,698	—	7,632	—
Income from operations	3,475	2,355	2,315	3,596
Other income (expense):
Interest income	104	54	202	115
Interest expense	(2,486)	(1,517)	(5,232)	(3,085)
Other income (expense), net	279	(588)	(460)	(1,433)
Total other expense	(2,103)	(2,051)	(5,490)	(4,403)
Income (loss) before income taxes	1,372	304	(3,175)	(807)
Income tax expense	2,541	603	456	1,176
Net loss	$(1,169)	$(299)	$(3,631)	$(1,983)

Basic loss per share	$(0.02)	$(0.01)	$(0.07)	$(0.04)
Diluted loss per share	$(0.02)	$(0.01)	$(0.07)	$(0.04)

Weighted-average shares outstanding – basic	51,883	51,770	51,857	52,738
Weighted-average shares outstanding – diluted	51,883	51,770	51,857	52,738

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,999	$26,770
Accounts receivable, net	188,687	193,253
Unbilled revenue	60,911	46,474
Inventories	51,553	56,001
Prepaid expenses	15,132	16,982
Other current assets	28,707	34,106
Total current assets	378,989	373,586
Property and equipment, net	36,466	82,933
Intangibles and other assets:
Goodwill	152,203	152,158
Intangible assets, net	8,774	9,828
Right of use assets, net	50,460	—
Deferred income taxes	1,091	1,195
Other non-current assets	3,613	2,976
Total intangibles and other assets	216,141	166,157
Total assets	$631,596	$622,676
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	140,492	158,449
Accrued expenses	37,446	35,474
Deferred revenue	21,532	17,614
Revolving credit facility - current	157,675	142,736
Other current liabilities	34,877	26,231
Total current liabilities	392,022	380,504
Lease liabilities	46,615	—
Deferred income taxes	8,295	8,178
Other non-current liabilities	1,995	50,903
Total liabilities	448,927	439,585
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	242,010	239,960
Treasury stock at cost	(81,471)	(81,471)
Accumulated other comprehensive loss	(23,309)	(24,309)
Retained earnings	45,433	48,905
Total stockholders' equity	182,669	183,091
Total liabilities and stockholders' equity	$631,596	$622,676

Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities
Net loss	$(3,631)	$(1,983)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	5,849	7,173
Stock-based compensation expense	2,141	2,823
Bad debt provision	689	630
Implementation cost amortization	213	263
Other operating activities	224	(154)
Change in assets:
Accounts receivable and unbilled revenue	(10,225)	21,643
Inventories	4,488	(87)
Prepaid expenses and other assets	(4,318)	9,424
Change in liabilities:
Accounts payable	(17,670)	(18,735)
Accrued expenses and other liabilities	23,529	1,643
Net cash provided by operating activities	1,289	22,640

Cash flows from investing activities
Purchases of property and equipment	(6,881)	(5,490)
Net cash used in investing activities	(6,881)	(5,490)

Cash flows from financing activities
Net borrowings from revolving credit facility	14,908	8,629
Net short-term secured repayments	(833)	(578)
Repurchases of common stock	—	(25,689)
Proceeds from exercise of stock options	63	284
Payment of debt issuance costs	(935)	—
Other financing activities	(156)	(695)
Net cash provided by (used in) financing activities	13,047	(18,049)

Effect of exchange rate changes on cash and cash equivalents	(226)	(1,397)
Increase (Decrease) in cash and cash equivalents	7,229	(2,296)
Cash and cash equivalents, beginning of period	26,770	30,562
Cash and cash equivalents, end of period	$33,999	$28,266

Reconciliation of Adjusted EBITDA and Non-GAAP Diluted Earnings (Loss) Per Share
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net loss	$(1,169)	$(299)	$(3,631)	$(1,983)
Income tax expense	2,541	603	456	1,176
Interest income	(104)	(54)	(202)	(115)
Interest expense	2,486	1,517	5,232	3,085
Other income (expense), net	(279)	588	460	1,433
Depreciation and amortization	3,233	3,514	5,849	7,173
Stock-based compensation expense	1,402	1,406	2,141	2,823
Stock appreciation rights marked to market	46	—	46	—
Restructuring charges	3,698	—	7,632	—
Professional fees related to ASC 606 implementation	—	60	—	1,092
Executive search fees	—	234	80	234
Control remediation-related fees	175	537	540	537
Sales and use tax audit	1,235	—	1,235	—
Other professional fees	376	80	376	80
Adjusted EBITDA	$13,640	$8,186	$20,214	$15,535

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net loss	$(1,169)	$(299)	$(3,631)	$(1,983)
Restructuring charges, net of tax	2,772	—	5,802	—
Control remediation-related fees	130	403	402	403
Executive search fees, net of tax	—	176	60	176
Professional fees related to ASC 606 implementation, net of tax	—	45	—	819
Sales and use tax audit, net of tax	920	—	920	—
Other professional fees, net of tax	280	60	280	60
Adjusted net income (loss)	$2,933	$385	3,833	$(525)
Weighted-average shares outstanding, diluted	52,038	52,528	51,961	52,738
Non-GAAP diluted earnings (loss) per share	$0.06	$0.01	$0.07	$(0.01)